Exhibit 6.27

ASSET PURCHASE AGREEMENT

BETWEEN

NAQI LOGIX INC.

AND

NAQI LOGICS LLC

Dated as of April 12, 2021

- i -

TABLE OF CONTENTS

(continued)

- ii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of April 12, 2021 between Naqi Logix Inc., a corporation existing under the laws of the Province of British Columbia (the “Purchaser”) and Naqi Logics LLC, a limited liability corporation existing under the laws of the Commonwealth of Pennsylvania (the “Vendor”).

RECITALS:

A.	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Purchased Assets (as defined below), and the Purchaser desires to assume the Assumed Liabilities (as defined below), in each case, on the terms and conditions of this Agreement.

B.	The Vendor and the Purchaser desire to make certain representations, warranties, covenants and other agreements subject to and on the terms and conditions as set out in this Agreement in connection with the Acquisition.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement the following words and terms have the meanings set out below:

“Acquisition” means the acquisition by the Purchaser of the Purchased Assets and the assumption of the Assumed Liabilities, in each case, on the terms and conditions of this Agreement.

“affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” means this Asset Purchase Agreement and all exhibits, and all amendments or restatements, as permitted, and references to “Article”, “Section” or “Exhibit” mean the specified Article, Section or Exhibit of this Agreement.

“Assumed Liabilities” means the Liabilities relating to the Purchased Assets to the extent arising on and after the Closing. For clarity, Assumed Liabilities do not include any Excluded Liabilities, and vice versa.

“Books and Records” means books and records of the Vendor or any of its affiliates relating to the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media.

“Business” means the development and commercialization of Vendor Technology.

“Business Day(s)” means on each day that is not a Saturday, Sunday or other day on which banking institutions located in Vancouver, British Columbia, are authorized or obligated by Law or executive order to close.

“Cash Amount” has the meaning given to it in Section 2.1(e)(i).

“Claim Date” has the meaning given to it in Section 6.4(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” has the meaning given to it in Section 2.3.

“Confidential Information” has the meaning given to it in Section 5.1(b).

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written.

“Contributor” has the meaning given to it in Section 3.10(g).

“Copyrights” means: (a) copyrights (whether registered or unregistered and whether published or unpublished); (b) copyright registrations and applications filed or registered in connection therewith, and all extensions or renewals thereof, and rights to apply in any or all countries of the world for such registrations and applications; and (c) other rights corresponding thereto.

“Employee” means any current or former employee, consultant, dependent or independent contractor or advisor employed or engaged by the Vendor, on a full-time, part-time or temporary basis, relating to the Business (including those on disability leave, parental leave or other absence).

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.

“Excluded Assets” means the assets of the Vendor other than the Purchased Assets.

“GAAP” means U.S. generally accepted accounting principles.

“Goodwill” means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customers and suppliers, credit information, contact information, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor.

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, agents, commissions, bureaus, officials, ministers, crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other Law, rule or regulation-making organizations or entities:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Indebtedness” of any Person means, as of any specified date, the following obligations (whether or not then due and payable), to the extent they are obligations of such Person or its subsidiary or guaranteed by such Person or its subsidiary, including through the grant of a security interest upon any assets of such Person or its subsidiary: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) all accrued interest payable with respect to indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound or settled in full as of such specified date.

“Indemnified Party” has the meaning given to it in Section 6.2(c).

“Indemnifying Party” has the meaning given to it in Section 6.2(c).

“Infringement” or “Infringe” means that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates or misappropriates the Intellectual Property of any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all industrial and intellectual property rights or other similar proprietary rights throughout the world and all rights associated therewith, including rights in and to Patents (including, unpatented Inventions), Copyrights, Trademarks, Moral Rights, industrial designs, rights pertaining to integrated circuit topographies and mask works, confidential information, trade secrets and other analogous rights to those set forth above and any other intellectual property rights in any jurisdiction however denominated. Intellectual Property Rights shall include all applications or registrations and rights of the same or similar effect or nature in any jurisdiction and any and all rights to: (a) all income, royalties, damages, and payments due or payable on or after the Closing Date relating to the Intellectual Property Rights; (b) register, prosecute, maintain and defend the Intellectual Property Rights; (c) assign, transfer, sell, license or otherwise exploit or alienate all of any part of the Intellectual Property Rights; and (d) sue and recover damages, equitable relief or other compensation for past or future Infringements of the Intellectual Property Rights.

“Invention(s)” means all inventions and improvements (whether patentable or not), invention disclosures, and any novel, inventive and useful art, method, process, machine (including article or device), manufacture or composition of matter.

“Knowledge of the Purchaser” means the actual knowledge of the directors and officers of the Purchaser, after reviewing the relevant records and making due inquiries regarding the relevant matter of the relevant officers and directors of the Purchaser.

“Knowledge of the Vendor” means the actual knowledge of the officers of the Vendor, after reviewing the relevant records and making due inquiries regarding the relevant matter of the relevant officers and directors of the Vendor.

“Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” means any judicial, regulatory, administrative, arbitral or mediation Proceedings (public or private) by or before a Governmental Authority or private arbitrator or mediator.

“Liabilities” means all debts, liabilities, Indebtedness, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on or off balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Authority or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal or binding arbitration. Without limiting the foregoing, for greater clarity, Liabilities of the Vendor include accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other Liabilities of the Vendor whether or not such Liabilities shall be required to be reflected on a balance sheet in accordance with GAAP.

“Loss” or “Losses” means each and all of the following items to the extent actually incurred: claims, demands, complaints, grievances, actions, applications, suits, proceedings, hearings, investigations, injunction, judgment, causes of action, Orders, decree, ruling, charges, indictments, prosecutions, or other similar processes, assessments or reassessments, awards, judgments, debts, penalties, fines, interest, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including reasonable fees and disbursements of legal counsel, and all reasonable out-of-pocket costs incurred pursuing any of the foregoing or any proceeding relating to any of the foregoing, but excluding incidental and punitive damages, except to the extent that such incidental or punitive damages are awarded against any party entitled to indemnification hereunder in a Third Party Claim.

“Master Assignment Agreement” means the Master Assignment of Proprietary Assets, substantially in the form attached hereto as Exhibit A, to be entered into between the Purchaser and the Vendor.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or is reasonably likely to be, materially adverse to the Purchased Assets; provided, however, that the following conditions, occurrences, changes, effects, events, circumstances or state of facts shall by themselves or in the aggregate, not be deemed to constitute a Material Adverse Effect, provided that such changes do not affect the Purchased Assets in a materially disproportionate manner: (a) changes in general economic conditions in Canada or the United States; (b) changes in conditions in the financial markets, credit markets or capital markets in Canada or the United States, including changes in interest rates in Canada or the United States and changes in exchange rates for the currencies of any country; and (c) changes affecting generally the industries in which the Vendor conducts the Business.

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Objection Deadline” has the meaning given to it in Section 6.4(b)(i).

“Objection Notice” has the meaning given to it in Section 6.4(b)(i).

“Officer’s Certificate” has the meaning given to it in Section 6.4(a).

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.

“Organizational Documents” has the meaning given to it in Section 3.1.

“Parties” means the Purchaser and the Vendor collectively, and “Party” means either of them.

“Patents” means: (a) inventors certificates, patent applications and issued patents therefor and equivalent rights (including utility models, originals, provisionals, divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, and extensions and applications for the foregoing); (b) national and multinational counterparts of such patent applications and issued patents applied for or registered in any and all countries of the world; (c) all rights to apply in any or all countries of the world for such patent applications and issued patents including all rights provided by multinational treaties or conventions for any of the foregoing; and (d) Inventions, whether or not described in any of such patent applications and issued patents including those that are included in any claim, capable of being reduced to a claim or could have been included as a claim in any such pending patent applications and issued patents.

“Payable Claim” has the meaning given to it in Section 6.4(d).

“Permitted Encumbrances” means inchoate statutory liens for taxes, assessments, governmental or utility charges or duties not yet due as at the Closing Date.

“Person” means an individual or entity, including a sole proprietorship, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Vendor can be used to specifically identify an individual.

“Proceedings” means actions, suits, claims, investigations or proceedings.

“Promissory Note” has the meaning given to it in Section 2.1(e)(ii).

“Purchase Price” means the aggregate purchase price payable by the Purchaser to the Vendor for all of the Purchased Assets, which shall be equal to the Cash Amount plus the Promissory Note, the Royalty Amount, and the amount of the Assumed Liabilities.

“Purchased Assets” means any and all right, title and interest that the Vendor has in the Books and Records, any Vendor Intellectual Property related to the Business and/or Vendor Technology, and all Vendor Know-How, including the Vendor Intellectual Property set out in Exhibit B.

“Purchaser Confidential Information” has the meaning given to it in Section 5.1(b).

“Purchaser Indemnitees” has the meaning given to it in Section 6.2(a).

“Related Agreements” means: (i) the Master Assignment Agreement, and (ii) each other agreement, instrument and certificate executed and delivered by the Vendor, any Employee or any officer of the Vendor in his, her or its capacity as such, as applicable, pursuant to this Agreement.

“Representatives” with respect to a particular Person, means any designee, director, administrator, officer, manager, partner, employee, agent, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Resolved Claims” has the meaning given to it in Section 6.4(c)(iii).

“Royalty Amount” has the meaning given to it in Section 2.1(e)(iii).

“Software” means any computer programs, applications and interfaces, including computer programs, in source code and executable code form, architecture and documentation, firmware, development tools, files, records and data, and all rights in prototypes, databases and data collections (including knowledge databases, customer lists and customer databases).

“subsidiary” means, with respect to any Party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Tax” or, collectively, “Taxes” means any federal, provincial, territorial, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, goods and services, harmonized sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, customs duty, fee, levy, impost and assessment or similar charge in the nature of a tax of any kind whatsoever imposed by any Governmental Authority and any interest, fine, penalty or addition thereto, whether disputed or not and any obligations to any Person to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Liability” means any Liability for Taxes.

“Tax Returns” includes returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Technology” means all proprietary and confidential information, trade secrets and know how, information of a scientific, technical, or business nature; Inventions; Software; databases, data compilations and collections, and customer and technical data; methods and processes; devices, prototypes, designs and schematics; works of authorship; standards and specifications; innovations, principles, knowledge and discoveries; research, developmental, demonstration or engineering work; systems, designs, analytical tools, practices, methods of assessment and techniques; data and data files; metrics and statistics; scoping studies; and all other methods, processes, algorithms; formulations, formulae, technical or procedural information. Technology means all tangible items related to, constituting, disclosing or embodying any or all Inventions, including all versions thereof and all technology from which such items were derived.

“Third Party Claim” has the meaning given to it in Section 6.6.

“Trademarks” means all registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, trade dress, get-up, other similar designations of source or origin and general intangibles of like nature, domain name, web address registrations, and any other source or business identifiers (including any media, electronic, and digital identifiers, including for greater certainty, social media identifiers), together with the Goodwill of the Vendor symbolized by any of the foregoing.

“Unresolved Claim” has the meaning given to it in Section 6.4(d).

“Vendor Confidential Information” has the meaning given to it in Section 5.1(a).

“Vendor Indemnitees” has the meaning given to it in Section 6.2(b).

“Vendor Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (whether owned singularly or jointly with a third party or parties), filed by, held in the name of, assigned to or exclusively licensed by the Vendor for use in or relating to the Business, and any and all Intellectual Property of which the Vendor has asserted ownership prior to the Closing Date (whether the Vendor has asserted that such Intellectual Property is owned singularly or jointly with a third party or parties) for use in or relating to the Business, and any Goodwill relating thereto. For the avoidance of doubt, “Vendor Intellectual Property” shall include: (i) all Intellectual Property, proprietary rights, and proprietary interests in, to, or associated with Vendor Technology; and (ii) all data and databases, that fall within the scope of the definition of the preceding sentence, that contain Personally Identifiable Information, including as they relate to the customers of the Business, solely to the extent that such data and databases are protectable under Intellectual Property.

“Vendor Know-How” means all know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, software programs and applications, software source documents, Third Party licenses and any related type of proprietary Intellectual Property Right (other than the Patents), which is owned by Vendor, including any related to, the development, manufacture, composition, use, distribution, marketing, promotion, sale, administration or formulation of the Vendor Products.

“Vendor Products” means all products and services developed (including products and services that are a work-in-progress, including those that are in a proof-of-concept stage, or for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Vendor for use in or relating to the Business, including any plugins, libraries and application programming interfaces. For greater certainty, Vendor Products include all products, services, including those underdevelopment, that incorporate, embody, contain, or employ Vendor Technology, or are produced in conjunction with the operation of Vendor Technology.

“Vendor Technology” means all Technology owned (beneficially or legally), used, developed, invented, authored, generated, compiled, or acquired by or for the Vendor, including, without limitation, the Technology described generally in Exhibit C.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States.

(c)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable in the Province of British Columbia.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)	Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(k)	Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and to end at 5:00 p.m. (Vancouver time) on the last day of the period and by extending the period to end at 5:00 p.m. (Vancouver time) on the next Business Day following if the last day of the period is not a Business Day.

1.3	Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale

(a)	Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, the Purchaser shall purchase from the Vendor and the Vendor shall sell to the Purchaser, free and clear of all Encumbrances (other than the Assumed Liabilities and the Permitted Encumbrances), all of the Vendor’s right, title and interest (i) in and to the Purchased Assets and (ii) in and to all rights to enforce such right, title and interest, including the right to sue and recover any sums whether due, payable, accrued or arising before, on or after the Closing with respect to any of the Purchased Assets (it being understood that the sale contemplated by this Section 2.1 is intended to be an absolute sale and not by way of security). The Purchaser and the Vendor each agree that, unless otherwise determined by the Canada Revenue Agency, the U.S. Internal Revenue Service or other applicable taxing authority, it will treat the transfer of the Purchased Assets from the Vendor to the Purchaser as a sale for any and all Tax purposes and not take any position on any tax return that is inconsistent with the treatment of the transfer as a sale for any and all Tax purposes.

(b)	Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Vendor shall assign and the Purchaser shall assume and agree to pay and discharge when due the Assumed Liabilities. Notwithstanding anything herein to the contrary, in no event shall Purchaser be deemed to have assumed any liability or obligation (including a liability or obligation that, but for this sentence, would be deemed to be an Assumed Liability) to the extent the existence or nature of such liability or obligation constitutes, or arises out of, a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Vendor hereunder.

(c)	Excluded Liabilities. Purchaser shall not assume any Liabilities of Vendor or any of its affiliates relating to the Purchased Assets to the extent arising prior to the Closing (“Excluded Liabilities”).

(d)	Purchase Price. The aggregate purchase price payable by the Purchaser to the Vendor for all of the Purchased Assets shall be equal to the Purchase Price.

(e)	Satisfaction of the Purchase Price. On the Closing Date, the Purchaser shall satisfy the Purchase Price by:

(i)	delivering or causing to be delivered by wire transfer of immediately available funds an amount equal to $78,000 to the Vendor (the “Cash Amount”);

(ii)	issuing to a promissory note in favor of the Vendor in the amount of $233,786.73 in the form attached hereto as Exhibit D (the “Promissory Note”);

(iii)	entering into a royalty agreement with the Vendor for an aggregate royalty amount of up to $5,000,000 (the “Royalty Amount”) in the form attached hereto as Exhibit E; and

(iv)	assuming the Assumed Liabilities.

2.2	Allocation of Purchase Price

Vendor and Purchaser each agree to treat the transfer of the Purchased Assets from Vendor to Purchaser as a sale for Tax purposes, unless otherwise determined by the Canada Revenue Agency, the U.S. Internal Revenue Service or other applicable taxing authority, and shall not take any position on any Tax Return that is inconsistent with the treatment of the transfer as a sale for Tax purposes. The allocation of the Purchase Price shall be entirely consistent with Exhibit F, shall be conclusive and binding upon the Vendor and the Purchaser for all Tax purposes, and the Parties agree that all Tax Returns shall be prepared in a manner consistent with (and the Parties shall not otherwise take a Tax position inconsistent with) the allocation unless required by the Canada Revenue Agency or any other applicable taxing authority.

2.3	Closing

The closing of the Acquisition (the “Closing”) will be effective as of 12:01 a.m. (Vancouver time) as of the date of this Agreement (the “Closing Date”).

2.4	Deliverables in Favour of the Purchaser on Closing

At the Closing, the Vendor shall deliver the following to the Purchaser:

(a)	Consents, Authorizations and Registrations. Evidence satisfactory to the Purchaser, acting reasonably, that all consents, approvals, Orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement or any Related Agreements to which the Vendor is a party, including consents to the disclosure of Personally Identifiable Information to the Purchaser and the continuing use of such Personally Identifiable Information by the Purchaser in a manner consistent with the operation of the Business and any consents required under Contracts have been obtained on terms acceptable to the Purchaser, acting reasonably.

(b)	Encumbrances. Evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) have been discharged, if any, and that the Purchased Assets are free and clear of all Encumbrances.

2.5	Taking of Necessary Action; Further Action

From and after the Closing, each Party, upon 15 days prior written request from the other Party, shall execute such documents and instruments, provide such information, cooperation, assistance and otherwise take such steps as the other Party may reasonably require to fulfill the provisions of and to give the other Party the full benefit of this Agreement, including the execution and delivery of documents and instruments evidencing (a) the sale or assignment to the Purchaser, free and clear of all Encumbrances (except for Permitted Encumbrances), of specific Purchased Assets, enabling the perfection of the Purchaser’s interest in the Purchased Assets and the registration, recordation, prosecution, enforcement of the Vendor Intellectual Property and any other matters relating to the use of the Vendor Intellectual Property Rights by the Purchaser, (b) Purchaser’s assumption of the Assumed Liabilities and (c) the grant to each Party all rights contemplated herein to be granted to such Party under the Related Agreements.

2.6	Wrong Pockets

Any amounts that the Vendor receives after Closing pertaining to the Purchased Assets that relate to the time period after the Closing Date shall be paid to the Purchaser by the Vendor promptly following receipt. To the extent the amounts received by the Vendor relate to both the Purchased Assets and the Excluded Assets, the apportionment of such amounts shall be based on: (i) whenever possible, actual allocation based on the invoice; or (ii) if apportionment is not possible by actual allocation, time or some other reasonable mechanism agreed upon by the Parties, acting reasonably.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

3.1	Organization of the Vendor

The Vendor is a limited liability corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite limited liability company power, authority and capacity to own its assets and to carry on its business as currently conducted. The Vendor has delivered to the Purchaser a true and correct copy of its certificate of organization, as amended to date, and operating agreement, as amended to date, each in full force and effect on the date hereof (the “Organizational Documents”). Neither the board of managers nor the members of the Vendor has or have approved or proposed any amendment to any of such Organizational Documents. The Vendor is in material compliance with its Organizational Documents.

3.2	Authority and Enforceability

The Vendor has all requisite power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreement to which the Vendor is a party and the consummation by the Vendor of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Vendor and no further action is required on the part of the Vendor to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement, the Related Agreements to which the Vendor is a party and the Acquisition have been unanimously approved by the board of directors and the shareholders of the Vendor. This Agreement and each of the Related Agreements to which the Vendor is a party have been duly executed and delivered by the Vendor and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether considered at Law or in equity).

3.3	No Conflict

The execution, delivery and performance by the Vendor of this Agreement and any Related Agreement to which the Vendor is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents, (b) any material Contract to which the Vendor is party or to which its properties or assets may be bound, or (c) any Law. There has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of the Purchased Assets or any part thereof or any granting of any contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of the Purchased Assets or any part thereof.

3.4	Consents

Except as set forth in the Organizational Documents, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required by, or with respect to, the Vendor in connection with the execution, delivery and performance of this Agreement and any Related Agreement to which the Vendor is a party or the consummation of the transactions contemplated hereby and thereby.

3.5	Absence of Undisclosed Liabilities

Other than the Assumed Liabilities, the Vendor has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding and which will become liabilities of the Purchaser as a consequence of the completion of the transactions contemplated hereby, whether by operation of Law or otherwise.

3.6	No Subsidiaries

The Vendor does not own, or have any interest in, any shares of any corporation which carries on, in whole or in part, the Business or any business similar to, competitive with or ancillary to the Business.

3.7	Title to Purchased Assets

(a)	The Vendor has good and marketable legal and beneficial title to and is the sole and exclusive owner of all of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances), is exclusively entitled to possess and dispose of same to the Purchaser, and there is no agreement, option, or other right or privilege outstanding in favour of any Person, other than the Purchaser pursuant to this Agreement, for the purchase from the Vendor of any of the Purchased Assets.

(b)	The Purchased Assets (i) are not subject to any Proceedings of any nature or outstanding order that restricts in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of any of the Purchased Assets or any rights or remedies relating thereto, and (ii) are not owned or held, in whole or in any part, by any Person other than the Vendor.

3.8	Compliance with Laws

The operations of the Business as it relates to the Purchased Assets has been and are now conducted in compliance in all material respects with all Laws of each jurisdiction applicable to the Business as it relates to the Purchased Assets, and the Vendor has not received any written notice of any alleged violation of any such Laws. To the Knowledge of the Vendor, there are no, and there have not been, since the date of formation of the Vendor, any adverse or negative past performance evaluations or ratings by any Governmental Authority relating to the Business with respect to the Purchased Assets which have been communicated to the Vendor.

3.9	Restrictive Covenants

The Vendor is not a party to or bound or affected by any Contract limiting the freedom of the Vendor to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations, including the Purchased Assets.

3.10	Vendor Intellectual Property

(a)	Title to, and Transferability of, Intellectual Property. Except for third party components licensed-in and generally commercially available: (i) the Vendor is the sole and exclusive owner of each item of the Vendor Intellectual Property, Vendor Technology; and (ii) of each Vendor Product, free and clear of any Encumbrances (other than Permitted Encumbrances). The Vendor has not: (1) transferred ownership of, or granted any exclusive license with respect to, any Vendor Intellectual Property or Vendor Technology that is or, as of the time of such transfer or exclusive license, was material to the Vendor; or (2) permitted the rights of the Vendor in any Vendor Intellectual Property or Vendor Technology, that is or was at the time material to the Vendor, to enter into the public domain. Except for Moral Rights arising with regard to copyrighted works forming part of the Vendor Intellectual Property, all Vendor Intellectual Property is fully transferable, alienable and licensable by the Vendor or by the Purchaser without restriction and without payment of any kind to any third party.

(b)	No Infringement. To the Knowledge of the Vendor, neither the Vendor Intellectual Property nor the Vendor Intellectual Property Infringe the Intellectual Property Rights of any Person or violate any rights of any Person (nor, to the Knowledge of the Vendor, is there any basis therefor). The Vendor has not received written notice from any Person claiming that any Vendor Intellectual Property or Vendor Technology, Infringes any Intellectual Property Right of any Person. No Vendor Intellectual Property or Vendor Technology is subject to any action or proceeding or outstanding judgment, order or decree or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Vendor or that may affect the validity, registrability, use or enforceability of such Vendor Intellectual Property and Vendor Technology.

(c)	Third Party Rights. No third party that has licensed or provided Intellectual Property Rights or any Technology to the Vendor has, to the knowledge of Vendor, retained ownership of or license rights in any improvements or derivative works made solely or jointly by the Vendor under such license.

(d)	No Encumbrances. The Vendor Intellectual Property and Vendor Technology is free and clear of any Encumbrances (other than Permitted Encumbrances).

(e)	Restrictions on Business. None of this Agreement, any Related Agreement, or the transactions contemplated hereby or thereby, including any assignment to the Purchaser by operation of Law or otherwise of any Contracts to which the Vendor is a party, will cause: (i) the Purchaser any of its affiliates or the Vendor to grant to any third party any right to or with respect to any Intellectual Property or Technology owned by, or licensed to it, (ii) the Purchaser, any of its affiliates or the Vendor, to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses (excluding any non-compete or other restriction that arises from any agreement to which the Purchaser or its affiliates is a party but the Vendor is not a party), or (iii) the Purchaser, any of their affiliates or the Vendor to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property or Technology of any third party in excess of those payable by the Vendor in the absence of this Agreement or the transactions contemplated hereby.

(f)	No Third Party Infringement. To the Knowledge of the Vendor, no Person is infringing, misusing, or misappropriating any Vendor Intellectual Property or Vendor Technology. The Vendor has the exclusive right to bring actions against any Person that is infringing any Vendor Intellectual Property and to retain for themselves any damages recovered in any such action.

(g)	Proprietary Information Agreements. Copies of the Vendor’s standard form(s) of proprietary information, confidentiality and assignment agreements have been delivered to the Purchaser or their counsel. All Employees, all current and former consultants of the Vendor and all other individuals who have been involved in the creation, invention or development of Vendor Intellectual Property for or on behalf of the Vendor (each, a “Contributor”) have executed the applicable form of agreement or other written agreements, all of which have been provided to the Purchaser or their counsel, that assign (to the extent permitted by applicable Law) to the Vendor all rights in and to, any Intellectual Property created by such Employees and consultants in the course of their employment or consulting relationship with the Vendor. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights (except to the extent such rights are non-waivable under applicable Law), to the Vendor Products or the Vendor Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or rights over the foregoing.

(h)	Protection of Confidential Information. The Vendor has taken reasonable steps required or necessary to protect the confidentiality of confidential information and trade secrets of the Vendor or of any third party that has provided any confidential information or trade secrets to the Vendor.

(i)	No Government Funds. Except for The Harrisburg University under which the Harrisburg University has not obtained any rights, title or interest in or to any Vendor Intellectual Property or Vendor Technology, no funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Vendor Intellectual Property.

3.11	Litigation

There are no Legal Proceedings, including appeals and applications for review, in progress, or, to the Knowledge of the Vendor, pending or threatened against or relating to the Vendor before any Governmental Authority which, if determined adversely to the Vendor, would,

(a)	have a Material Adverse Effect,

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement, or

(c)	delay, restrict or prevent the Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and the Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against the Vendor. The Vendor has not undergone since the date of the Vendor’s formation, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the Business.

3.12	Tax Matters

(a)	There are no Encumbrances for Taxes upon the Purchased Assets other than Permitted Encumbrances.

(b)	No failure, if any, of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance (other than Permitted Encumbrances) on the Purchased Assets.

(c)	There are no Proceedings or audits now pending or threatened in writing against the Vendor in respect of any Taxes, and, to the Vendor’s knowledge there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which is reasonably expected to result in an Encumbrance on the Purchased Assets.

(d)	The Vendor has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(e)	The Vendor has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial, territorial, federal or state sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

3.13	Books and Records

All Books and Records have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have been accurately recorded in such Books and Records.

3.14	No Broker

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor on the date hereof, as follows:

4.1	Organization

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2	Authority and Enforceability

The Purchaser has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party, to consummate the transactions, and perform its obligations, contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and any Related Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether considered at Law or in equity).

4.3	No Conflict

The execution, delivery and performance by the Purchaser of this Agreement and any Related Agreement to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the constating documents of the Purchaser, (b) any Contract to which the Purchaser is party or to which its properties or assets may be bound, or (c) any Law.

4.4	Consents

No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required by, or with respect to, the Purchaser in connection with the execution, delivery and performance of this Agreement and any Related Agreement to which the Purchaser is a party or the consummation of the transactions contemplated hereby and thereby.

4.5	No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1	Confidentiality

(a)	Prior to the Closing, the Purchaser shall keep confidential all information disclosed to it by the Vendor or its agents relating to the Vendor or the Business (the “Vendor Confidential Information”), except information which the Purchaser can demonstrate through written documentation:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Purchaser;

(iii)	can be demonstrated to have been known or available to the Purchaser or independently developed by the Purchaser without use of or access to the Vendor Confidential Information;

(iv)	was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence; or

(v)	is released from the provisions of this Agreement by the written authorization of the Vendor.

(b)	After the Closing, the Vendor shall keep confidential all confidential information it disclosed to the Purchaser, all confidential information it transferred to the Purchaser, and all information relating to the Business or the Vendor Technology (“Purchaser Confidential Information” and together with the Vendor Confidential Information, the “Confidential Information”), except information (other than Personally Identifiable Information) which the Vendor can demonstrate through written documentation:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Vendor;

(iii)	was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence; or

(iv)	is released from the provisions of this Agreement by the written authorization of Purchaser.

(c)	In the event that either Party is required by applicable Laws or stock exchange rules or by a Governmental Authority to disclose Confidential Information, such Party shall promptly notify the other Party and allow the other Party a reasonable time to oppose such process or to seek limitation on the portion of Confidential Information that is required to be disclosed. For clarity, such disclosure pursuant to this Section 5.1(c) shall not cause information so disclosed to lose its confidential nature and in all other circumstances such information shall remain Confidential Information.

5.2	Public Disclosure

Except as required by Law, neither Party shall (nor will either party authorize or permit any representative, as applicable, to), directly or indirectly, issue or make any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby, including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or, if applicable, termination of this Agreement and the reasons therefor, without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties confirm and acknowledge that the Vendor may need to disclose certain of the subject matter of this Agreement or the transactions contemplated hereby to a third party counterparty to any Contract in connection with any required notification arising in connection with any of the transactions contemplated herein, provided in each such case that no such disclosure shall be made without written consent of the Purchaser, acting reasonably. The Parties agree that irreparable damage may occur if the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached and they accordingly agree hereto that each Party shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the State of New York or any state having jurisdiction, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by a Party’s representative shall be deemed to be a breach of this Agreement by such Party.

5.3	Expenses

All fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, any Related Agreement, and the transactions contemplated hereby and thereby, shall be the obligation of the respective Party incurring such fees and expenses.

5.4	Preservation of Records

The Purchaser shall take all reasonable steps to preserve and keep the records of the Business delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor as may be reasonably required. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such records, caused otherwise than by the gross negligence of the Purchaser.

5.5	Sales Tax Liability

The Purchaser will be liable for and shall pay all sales and transfer taxes and all other similar taxes, registration fees or other like charges properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from the Vendor to the Purchaser.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1	Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement shall survive for the 18 month period after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.12 (Tax Matters), 3.1 (Organization of the Vendor), 3.2 (Authority and Enforceability), and 3.7 (Title to Purchased Assets), shall survive the duration of any applicable statute of limitations; provided further, however, that in the event of fraud or any willful breach by either Party of a representation or warranty contained in this Agreement, such claim shall survive indefinitely.

6.2	Indemnification

(a)	By virtue of the Acquisition, subject to the provisions of this Section (a), from and after the consummation of the Acquisition, the Vendor shall indemnify and hold harmless the Purchaser and its officers, directors, Representatives and affiliates (including their officers, directors and Representatives) (collectively, the “Purchaser Indemnitees”) from and against all Losses incurred or sustained by the Purchaser Indemnitees, as a direct result of the following:

(i)	any breach or inaccuracy of a representation or warranty by Vendor contained in this Agreement or in the Related Agreements;

(ii)	any failure by the Vendor to perform or comply with any covenant or agreement applicable to it contained in this Agreement or in any Related Agreement;

(iii)	any fraud committed by the Vendor or any willful breach committed by the Vendor of a representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement or other instrument delivered by the Vendor pursuant to this Agreement;

(iv)	any failure by Vendor to pay, perform or discharge when due, any of the Excluded Liabilities; or

(v)	Vendor’s or any of Vendor’s affiliates’ ownership, operation or use of any of the Purchased Assets prior to the Closing.

(b)	By virtue of the Acquisition, subject to the provisions of this Section (a), from and after the consummation of the Acquisition, the Purchaser shall indemnify and hold harmless the Vendor and its officers, directors, Representatives and affiliates (including their officers, directors and Representatives) (collectively, the “Vendor Indemnitees”) from and against all Losses incurred or sustained by the Vendor Indemnitees, as a direct result of the following:

(i)	any breach or inaccuracy of a representation or warranty by the Purchaser contained in this Agreement or in the Related Agreements;

(ii)	any failure by the Purchaser to perform or comply with any covenant or agreement applicable to it contained in this Agreement or in any Related Agreement;

(iii)	any fraud committed by the Purchaser or any willful breach committed by the Purchaser of a representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement or other instrument delivered by the Purchaser pursuant to this Agreement;

(iv)	any failure by Purchaser to pay, perform or discharge when due, any of the Assumed Liabilities; or

(v)	Purchaser’s or any of Purchaser’s affiliates’ ownership, operation or use of any of the Purchased Assets from and after the Closing.

(c)	The Party obligated to provide indemnification under this Section 6.2 (the “Indemnifying Party”) shall not have any right of contribution, indemnification or right of advancement from the other Party with respect to any Loss claimed by a Purchaser Indemnitee or a Vendor Indemnitee requesting indemnification as provided herein (the “Indemnified Party”).

(d)	For purposes of clarity, although an Indemnified Party may recover a Loss under one or more provisions of this Section 6.2, the Indemnified Parties shall not be entitled to receive in excess of the aggregate amount of the Loss.

6.3	Limitations

(a)	Subject to Section 6.3(b), the maximum aggregate amount that the Indemnified Parties may recover from the Indemnifying Party for Losses resulting from any breach or inaccuracy of any representation or warranty contained in this Agreement or any Related Agreement shall be limited to an amount equal to the amount of the Purchase Price that is actually received by the Vendor.

(b)	Nothing in this Agreement shall limit the liability of the Indemnifying Party for Losses resulting from any fraud committed by the Indemnifying Party or any willful breach of any representation, warranty, covenant or agreement of the Indemnifying Parties contained in this Agreement, any Related Agreement or other instrument delivered pursuant to this Agreement by any of the Indemnifying Party, as applicable.

(c)	If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from the third party the amount of such payment.

(d)	TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY ANY RELATED AGREEMENT, NEITHER PURCHASER NOR VENDOR SHALL BE LIABLE TO THE OTHER, OR ITS AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES OF THE OTHER OR ITS AFFILIATES.

(e)	The Parties hereto acknowledge and agree that from and after the Closing Date, the indemnification provisions in this Section (b) shall be the sole and exclusive remedy of the Purchaser and the other Indemnified Parties with respect to any breaches of representations, warranties, covenants or agreements contained in this Agreement or any Related Agreement, whether for claims of tort, contract or otherwise; provided, however, that this section shall not limit (i) any right of such Persons to seek specific performance, injunctive relief or any other equitable remedies to which they may be entitled or (ii) the right of any Indemnified Party with respect to claims of, or causes of action arising from, fraud or willful breach.

6.4	Claims for Indemnification; Resolution of Conflicts

(a)	Making a Claim for Indemnification; Officer’s Certificate. Subject to the limitations set forth herein, an Indemnified Party may seek recovery of Losses pursuant to this Section 6.4 by delivering to the Indemnifying Party an Officer’s Certificate in respect of such claim in accordance with the procedure for notice set out in Section 8.2. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any officer of an Indemnified Party: (i) stating that an Indemnified Party has paid, sustained, incurred or accrued and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or accrued.

(b)	Objecting to a Claim for Indemnification

(i)	Any Indemnifying Party may object to a claim for indemnification set forth in an Officer’s Certificate by delivering, to the Indemnified Party seeking indemnification, a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. (Vancouver time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)	If neither of the Indemnifying Party objects in writing (as provided in Section 6.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is not entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(c)	Resolution of Conflicts;

(i)	In case either of the Indemnifying Party timely delivers an Objection Notice in accordance with Section 6.4(b)(i), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.

(ii)	If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon expiration of such 45 day period, either the Indemnified Party or an Indemnifying Party may be entitled to seek adjudication of such matter in accordance with the terms of this Agreement.

(iii)	Claims resolved in accordance with this Section 6.4(c) are referred to as “Resolved Claims”. Within 30 days of an agreement being reached pursuant to Section 6.4(c)(i), requiring payment by one Party to another, such Party shall make the payment to such other Party.

(d)	Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses which is a Resolved Claim. An “Unresolved Claim” means any claim specified in any Officer’s Certificate delivered in accordance with this Section 6.4, to the extent that such claim is not a Payable Claim.

(e)	Satisfaction of Claims. Claims by an Indemnified Party for Losses pursuant to Section 6.2(a) may be satisfied, at the sole election of the Vendor, by the Indemnifying Party directly.

6.5	Duty to Mitigate

The Indemnified Party shall take commercially reasonable steps to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder. The amount of Losses recovered by an Indemnified Party under Section 6.2(a) and Section 6.2(b), shall be reduced by (a) the amount of any actual tax benefits realized by the Indemnified Party that result from the Liability that gave rise to such indemnity (as adjusted to reflect any actual or expected payment from an Indemnifying Party in respect of any Losses pursuant to Section 6.2(a) and Section 6.2(b)) and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim. Each Party shall use its reasonable commercial efforts to collect insurance proceeds for any claim made to the other Party.

6.6	Third-Party Claims

If an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in Losses for which an Indemnified Party may seek recovery pursuant to this Section 6.6, the Indemnified Party shall notify the Indemnifying Parties of such claim in accordance with the procedure for notice set out in Section 8.2, and the Indemnifying Party shall be entitled to participate in, but not to determine or conduct, the defence of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defence of, and to settle, any such Third Party Claim and the Indemnifying Party shall not be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to such Third Party Claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or be settled if there is an admission of guilt by the Indemnifying Party.

6.7	Tax Treatment

Any payment under Article (c) of this Agreement shall constitute an adjustment to the Purchase Price unless otherwise required by applicable Law, and each of the Parties shall within a reasonable time of payment and receipt of such payment, as applicable, request all amendments to its current or past Tax Returns as may be necessary to the reflect the foregoing. For greater certainty, any such reduction of, or increase in the Purchase Price shall be allocated among the Purchased Assets to which such payment by the Vendor or Purchaser, respectively can reasonably be considered to relate.

6.8	Trustee and Agent

Each Party acknowledges that the other Party is acting as trustee and agent for the Indemnified Party, on whose behalf and for whose benefit the indemnity in this Section 6.8 is provided, and that such Indemnified Party shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each Party agrees that the other Party may enforce the indemnity for and on behalf of such remaining Indemnified Parties and, in such event, where indemnification is sought from the other Party, the Indemnifying Party will not, in any proceeding to enforce the indemnity by or on behalf of such remaining Indemnified Parties, assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

ARTICLE 7
AMENDMENT AND WAIVER

7.1	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by each of the Vendor and the Purchaser.

7.2	Extension; Waiver

At any time prior to the Closing, the Purchaser and the Vendor may, to the extent legally allowed (a) extend the time for the performance of any of the obligations of the other Party or Parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure by any Party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE 8
GENERAL PROVISIONS

8.1	Expenses

Except as otherwise specifically provided for in this Agreement, each Party shall bear such Party’s respective expenses, costs and fees (including legal, auditors’ and financing fees, if any) in connection with the Acquisition, including the preparation, execution and delivery of this Agreement and the Related Agreements and compliance herewith and therewith.

8.2	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to the Purchaser, to:

Naqi Logix Inc.

c/o Osler, Hoskin & Harcourt LLP

1055 West Hastings Street

The Guinness Tower, Suite 1700

Vancouver, British Columbia V6E 2E9 Canada

Attention:	Mark Godsy
Email:	magodsy@shaw.ca

with a copy to (which shall not constitute notice):

Osler, Hoskin & Harcourt LLP

1055 West Hastings Street

The Guinness Tower, Suite 1700

Vancouver, British Columbia V6E 2E9 Canada

Attention:	Mark Longo
Email:	mlongo@osler.com

(b)	if to the Vendor, to:

Naqi Logics LLC

One Liberty Place

1650 Market Street, Suite 5000

Philadelphia, PA 19103-7300

Attention:	David Segal
Email:	dave@naqilogics.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

1650 Market Street, Suite 5000

Philadelphia, Pennsylvania

19103-7300, USA

Attention:	Fahd Riaz
Email:	fahd.riaz@dlapiper.com

8.3	Assignment

Either Party shall, upon prior written notice to the other Party, be entitled to assign all of its rights and obligations under this Agreement to any affiliate. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the assigning Party under this Agreement, except that such assignment shall not release the assigning Party from liability for its obligations under this Agreement. Except for such permitted assignment, no Party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other Party.

8.4	Enurement

This Agreement enures to the benefit of and is binding upon the Parties (for greater certainty, notwithstanding any change of control of any Party) and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

8.5	Submission to Jurisdiction

(a)	Each Party irrevocably submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver, for any Legal Proceeding arising out of or related to this Agreement or the Acquisition or for recognition or enforcement of any Order relating thereto, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such court, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. Each Party consents to any Legal Proceeding arising out of or relating to this Agreement or the Acquisition or for recognition or enforcement of any Order relating thereto being tried in the City of Vancouver. Each of the Parties agrees that a final Order in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(b)	Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

8.6	Further Assurances

Each of the Parties shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such certificates, agreements, instruments and other documents and to take all such actions reasonably necessary, appropriate or requested by another Party to consummate the Acquisition in accordance with the terms of this Agreement.

8.7	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any signature page delivered electronically (including without limitation transmission by portable document format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed, all as of the date first written above.

NAQI LOGIX INC.

By:	/s/ Mark Godsy
	Name:	Mark Godsy
	Title:	President

Naqi Logix – Asset Purchase Agreement

NAQI LOGICS LLC

By:	/s/ David Segal
	Name:	David Segal
	Title:	Founder

Naqi Logix – Asset Purchase Agreement